Exhibit 99.1

NEWS RELEASE

February 7, 2013

NCR Announces Strong Fourth Quarter Results

•	Operational results ahead of expectations

•	Order growth of 15% compared to prior-year period; year-end backlog up 11% versus prior year-end

•	Revenue growth of 3% on top of 17% increase in the prior-year period

•
GAAP diluted EPS from continuing operations of $(0.14), includes one-time pension charge of $119 million in Q4 2012, compared to $0.37 in the prior year period; non-GAAP diluted EPS from continuing operations(2) of $0.72 compared to $0.66 in the prior-year period

•	Year-end pension under-funded position improved by approximately $880 million versus prior year-end, including $100 million discretionary contribution in Q4 2012

•	Strong free cash flow(3); operating cash flow of $100 million and adjusted free cash flow(3) of $122 million

•	2013 full-year guidance:

◦	Revenue growth of 9% to 11% on a constant currency basis(4)

◦	GAAP income from operations of $548 million to $563 million, an increase of 136% to 143%

◦	Non-pension operating income (NPOI)(2) of $695 million to $710 million, an increase of 18% to 21%

◦	GAAP diluted EPS from continuing operations of $2.06 to $2.16, an increase of 142% to 154%

◦	Non-GAAP diluted EPS from continuing operations(2) of $2.65 to $2.75, an increase of 6% to 10%

DULUTH, Georgia - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2012. Reported revenue of $1.64 billion increased 3% from the fourth quarter of 2011. Fourth quarter revenue was not materially impacted by foreign currency translation.

NCR reported fourth quarter loss from continuing operations (attributable to NCR) of $23 million, or $(0.14) per diluted share, compared to income from continuing operations (attributable to NCR) of $59 million, or $0.37 per diluted share, in the fourth quarter of 2011. Excluding pension and special items, non-GAAP income from continuing operations(2) in the fourth quarter of 2012 was $181 million, or $0.72 per diluted share, compared to $173 million, or $0.66 per diluted share, in the prior-year period. An identification of those special items, and the impact of pension and those special items on income from continuing operations and diluted earnings per share, are set forth in the supplemental non-GAAP reconciliation tables and accompanying footnotes that are included following the "Note to Investors" at the end of this earnings release.

“NCR delivered outstanding results in 2012, driven by good business execution, consistent innovation, and successful expansion in new business verticals including hospitality and emerging industries," said Bill Nuti, Chairman and CEO of NCR. “We continued to steadily advance the contribution of software and services to our revenue mix, which drove gross margin expansion and higher profitability, while continued focus on efficiencies and costs further improved our operating performance. Looking to 2013, we anticipate more balanced revenue growth across our core Financial, Hospitality and Retail verticals, with Retail in particular expected to benefit from improving demand for self-service solutions as well as our move to strengthen our solutions portfolio through the acquisition of Retalix Ltd. Across all of our businesses, our focus remains centered on enabling our customers to drive revenues, secure operational efficiencies and build consumer loyalty through advanced hardware-enabled, software-driven technologies and solutions supported by a leading global services organization.”

Fourth Quarter 2012 Operating Segment Results(2)

As of January 1, 2012, the specialty retail business that was formerly part of the Hospitality and Specialty Retail segment is now included in the Retail Solutions segment, and the hospitality business that was formerly part of the Retail Solutions segment is now included in the Hospitality segment. As a result, the former Hospitality and Specialty Retail segment has been renamed Hospitality.

Financial Services

NCR's Financial Services segment generated fourth quarter revenue of $912 million compared to $908 million in the fourth quarter of 2011. The increase was driven primarily by growth in the Europe and Asia Middle East Africa (AMEA) theaters offset by declines in the Americas theater. The fourth quarter year-over-year revenue comparison was negatively impacted by 1% of foreign currency translation.

Operating income for Financial Services was $98 million in the fourth quarter of 2012 as compared to $108 million in the fourth quarter of 2011. The decrease in operating income was driven by increased mix of revenues from emerging markets and continued investment in services and research and development.

Retail Solutions

The Retail Solutions segment generated revenue of $490 million in the fourth quarter of 2012, an increase of 2% from the fourth quarter of 2011. The increase resulted from growth in the Americas and Europe theaters offset by the impact from the movement of specialty retail and hospitality accounts between the Retail Solutions segment and the Hospitality segment, as described above. The fourth quarter year-over-year revenue comparison was not materially impacted by foreign currency translation.

Operating income for Retail Solutions was $44 million in the fourth quarter of 2012 as compared to $25 million in the fourth quarter of 2011. The increase was driven by a favorable mix of revenue and the movement of accounts between the Retail Solutions and Hospitality segments, as described above.

Hospitality

The Hospitality segment generated revenue of $150 million in the fourth quarter of 2012 compared to $105 million in the fourth quarter of 2011. The increase was driven largely by growth in the Americas theater as well as the impact from the movement of specialty retail and hospitality accounts between the Retail Solutions segment and the Hospitality segment, as described above. The fourth quarter year-over-year revenue comparison was not materially impacted by foreign currency translation.

Operating income for Hospitality was $22 million in the fourth quarter of 2012 compared to $17 million in the fourth quarter of 2011. This increase was primarily driven by higher revenue and the movement of accounts between the Retail Solutions and Hospitality segments, as described above.

Emerging Industries

The Emerging Industries segment generated fourth quarter revenue of $90 million, a decrease of 16% from the fourth quarter of 2011. The decrease was driven primarily by declines in the Americas and Europe theaters. The fourth quarter year-over-year revenue comparison was not materially impacted by foreign currency translation.

Operating income for Emerging Industries was $17 million in the fourth quarter of 2012 as compared to $23 million in the fourth quarter of 2011. The decrease in operating income was primarily due to the decline in revenue.

Fourth Quarter 2012 Business Highlights

In the fourth quarter of 2012, NCR continued the introduction and deployment of its self-service solutions across its core and emerging industries while also expanding its global services business. The following are NCR's fourth quarter business highlights.

In the Financial Services segment, NCR remained at the forefront of bank branch transformation by further deploying its market-leading Scalable Deposit Module (SDM) and APTRA™ suite of converged banking solutions.

NCR announced a five-year agreement with ANZ, one of the top four banks in Australia, to help transform its ATM network via the deployment of 800 NCR SelfServ™ ATMs throughout its branch network, allowing 24-hour access to many traditional teller services. The new SelfServ™ ATM fleet includes NCR's Scalable Deposit Module (SDM) technology, which enables ATMs to accept, count and process cash and checks simultaneously in one transaction and greatly improves the consumer deposit experience. Under the agreement, ANZ also will migrate its self-service software platform to NCR APTRA™ Activate, to enable more non-cash, web-based services, and NCR's existing ATM maintenance agreement will be extended for an additional five years.

Capitol Federal® Savings Bank, the operating unit of Capital Federal® Financial, agreed to deploy 69 NCR SelfServ™ ATMs with SDM technology across its ATM network. Capital Federal® will also install Solidcore Suite for APTRA™, the only ATM software that is designed to proactively maintain the integrity and availability of ATMs by protecting against insider attacks and preventing the introduction of unauthorized code on the network.

NCR continued to advance the acceptance of its APTRA™ Interactive teller, a new video-based interactive technology that allows customers to conduct transactions and receive banking services with a live, centrally-based teller who has complete control of the Interactive Teller machine. Salin Bank & Trust Company is set to begin the largest installation to date of APTRA™ Interactive Teller, while Wright-Patt Credit Union agreed to deploy 19 APTRA™ Interactive Teller ATMs across its network. LowellBank, a financial institution located in Lowell, Massachusetts, is installing APTRA™ Interactive Teller at remote sites throughout its surrounding region in order to provide its customers with greatly expanded access to teller services.

NCR's recent acquisition of uGenius Technology, a pioneer in video banking software, should further aid the growth of the APTRA™ Interactive Teller solution, and the acquisition offers opportunities for NCR to leverage other uGenius technologies to expand the delivery of video banking to multi-channel solutions across its industry verticals.

SunTrust Banks, Anheuser-Busch Employees' Credit Union, and American Eagle Credit Union are all committed to deploy NCR's APTRA™ Passport software. The solution serves as a single remote deposit capture (RDC) hub, allowing financial institutions to capture and consolidate business and consumer check deposits made from branches, ATMs, businesses, homes and mobile phones directly into back-office processing. APTRA™ Passport is designed to meet the growing demand for RDC and offers incremental benefits such as unified fraud detection, auditing and reporting through an integrated RDC hub.

Also in Financial Services, Vantiv recently certified NCR's APTRA™ multivendor ATM software, which should help financial institutions of all sizes achieve the benefits of a single software platform. Vantiv is a leading provider of payment processing services and related technology solutions whose network drives more than 12,000 ATMs for financial institutions across the U.S.

In Retail Solutions, NCR announced the acquisition of Retalix Ltd., a leading global provider of innovative retail software and services. Retalix's technologies are deployed in over 70,000 retail locations, with more than 400,000 customer touch points in over 50 countries, that transact billions of dollars in annual retail sales across its platform. The acquisition is consistent with NCR's continued transformation to a hardware-enabled, software-driven business model. Retalix's strength with blue-chip retailers is highly complementary and provides additional sales opportunities across the combined installed base.

NCR is expanding our SelfServ Checkout business around the globe, which includes new large- scale committed deployments scheduled for 2013.  NCR also provides its customers with expertise from our Human Factors Engineering group to make the self-checkout experience easy and convenient for consumers through user interface design, configurations, layouts and best practices.

During the fourth quarter, NCR introduced a variety of new technologies and solutions designed to transform the independent retail and convenience store experience. NCR Retail Online™ enables independent retailers and small chains to build online stores to compete with major retail chains and online-only retailers and provides the omni-channel online shopping experience that customers demand. In the convenience store category, NCR is focused on helping retailers reinvent the in-store experience through a number of new products including NCR ConvenienceGo™ (C-Go), a mobile payment application that allows shoppers to purchase fuel, food and other items through their smartphones and Pulse mobile, an application that delivers actionable, real-time operational information to store owners including fuel operations and other key systems.

In the Hospitality vertical, NCR recently launched several new advanced hospitality solutions including its P1230 and P1530 POS terminals that deliver more processing power, higher reliability and ease-of-use in an energy-efficient and award-winning design. The new 30 series is available in multiple screen sizes and offers flexible mounting options and a small footprint that fits the unique needs of hospitality operations. NCR also introduced NCR Mobile Pay, a new solutions that enables restaurant patrons with a smartphone to browse their bill, re-order menu items and alert their servers. NCR Mobile Pay is designed for restaurants that use NCR Aloha POS technology, enabling cloud-based credit card processing on mobile devices. In the theater category, NCR launched NCR Movie Time, a new smartphone application that enables consumers to browse schedules, buy tickets and concessions, check loyalty profiles and conduct other theater-related mobile activities. NCR Movie Time can be utilized specifically for individual cinemas brands, enabling theater operators to maximize valuable marketing opportunities and build consumer loyalty.

In addition, NCR secured multiple deployments of its venue management platform. NCR Venue Manager provides operators with real-time sales information from all of its point-of-sale (POS) devices and retail outlets, enabling staff to plan, manage and run events more effectively, increase customer satisfaction and enhance operational visibility. NCR is implementing this solution at Hunter Stadium, Newcastle, following an agreement with Gema Group. NCR Venue Manager will provide the 33,000-capacity Newcastle Stadium with real-time sales and stock information from each of the 90 NCR POS terminals located throughout the venue's food and beverage outlets.

NCR also reached an agreement with VenuesWest, a Western Australia-based provider of premier sports, recreation and entertainment venues, to implement its venue management solution at Perth Arena. NCR's solution was chosen for its ability to streamline operations, increase speed of service and help deliver a world-class entertainment experience. The partnership includes the installation of 65 NCR touchscreen POS terminals installed through Perth Arena's general concession locations and VIP zones to ensure fast sales transactions. In addition, The University of Wisconsin-Madison is installing NCR Venue Manager at four of its athletic facilities to drive revenues and increase the efficiency of its concessions and suite catering operations.

NCR has also further deployed its loaded ticket solution. The innovative system will allow fans to preload their match tickets or memberships cards with a monetary value that can be quickly and effectively redeemed for merchandise, food and beverages at service outlets throughout the stadium.Suncorp Stadium, the premier sports and outdoor concert venue in Queensland, Australia, has deployed NCR's loaded ticket solution in its 52,500-seat stadium while Metricom Stadium has rolled out the system at its 27,500-capacity stadium in Gold Coast, Australia.

In Emerging Industries, NCR continued to advance its self-service technologies across its key verticals. In the Telecom & Technology vertical, in the fourth quarter NCR launched Managed IT Domain Services, an innovative managed service for telecom carriers and technology manufacturers (OEMs) that enables support for remote monitoring and management of enterprise customers' IT domains through cloud-based IT infrastructures. The total service supports applications, cloud, network/WAN, security, storage and virtualization with more than 3,000 products from many leading networking and IT vendors that can be managed.

During the fourth quarter, NCR's global services business continued to expand its global footprint. NCR signed a three-year agreement with SoloHealth to provide on-site repair services for thousands of high-tech, self-service consumer healthcare kiosks set to be installed at retailers nationwide during the first-half of 2013. NCR Services also continued to receive noteworthy third-party recognition. NCR was ranked the global market share leader in retail industry product support for 2011 based on product support revenue by Gartner (Source: Gartner Market Share Analysis: IT Services, Worldwide, 2011, April 26, 2012).

Fourth Quarter 2012 Financial Highlights

Loss from operations was $7 million in the fourth quarter of 2012, which included $164 million of pension expense, $11 million of acquisition-related costs, $9 million of acquisition-related amortization of intangibles and $4 million of legal costs related to the previously-disclosed OFAC and FCPA investigations. The pension expense of $164 million included a one-time settlement charge of $119 million related to the voluntary lump sum payment offered to certain participants in the Company's U.S. qualified pension plan. This compares to $102 million of income from operations in the fourth quarter of 2011, which included $56 million of pension expense, $6 million of acquisition-related costs and $9 million of acquisition-related amortization of intangible assets. Excluding these items, non-GAAP income from operations(2) was $181 million in the fourth quarter of 2012 compared to $173 million in the fourth quarter of 2011.

Net cash provided by operating activities was $100 million during the fourth quarter of 2012 compared to net cash provided by operating activities of $274 million in the prior-year period. Net capital expenditures of $49 million in the fourth quarter of 2012 increased from $35 million in the fourth quarter of 2011. Free cash flow (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software)(3) was $22 million in the fourth quarter of 2012, compared to $229 million in the fourth quarter of 2011. Both cash provided by operating activities and free cash flow generated in the fourth quarter of 2012 were negatively impacted by a $100 million discretionary contribution to the U.S. qualified pension plan. Excluding the discretionary contribution, free cash flow was $122 million in the fourth quarter of 2012 compared to free cash flow of $229 million in the fourth quarter of 2011. The decrease was primarily driven by the timing of working capital improvements.

Discontinued operations from operating activities resulted in $29 million of cash outflow in the fourth quarter of 2012 compared to $10 million of cash outflow in the fourth quarter of 2011. The change was primarily driven by increased remediation payments related to the Fox River environmental matter.

NCR contributed approximately $752 million to its international, executive and U.S. qualified pension plans in 2012 compared to $125 million in 2011. Contributions in 2012 included $500 million and $100 million discretionary contributions to the U.S. qualified pension plan in the third and fourth quarters of 2012, respectively. The net funded status of the Company's global pension plans improved by approximately $880 million and was approximately $(440) million as of December 31, 2012 compared to approximately $(1.32) billion as of December 31, 2011.

Other expense, net was $19 million in the fourth quarter of 2012, an increase of $3 million from the prior year period.

Income tax was a benefit of $1 million in the fourth quarter of 2012 compared to expense of $30 million in the fourth quarter of 2011 primarily driven by the reduction in income from operations.

NCR ended the fourth quarter of 2012 with $1.07 billion in cash and cash equivalents compared to a balance of $581 million at September 30, 2012. As of December 31, 2012, NCR had a total debt balance of $1.96 billion compared to $1.46 billion at September 30, 2012. Both increases were driven by the offering of $500 million aggregate principal amount of 4.625% senior notes due 2021 during the fourth quarter of 2012.

2013 Outlook

NCR expects full-year 2013 revenues to increase in the range of 9% to 11% on a constant currency basis(4)
compared with 2012.

NCR expects its full-year 2013 Income from Operations (GAAP) to be $548 million to $563 million, non-pension operating income (NPOI)(2) to be in the range of $695 to $710 million, GAAP diluted earnings per share to be $2.06 to $2.16 and non-GAAP diluted earnings per share(2) to be in the range of $2.65 to $2.75 per diluted share. The 2013 NPOI and non-GAAP diluted EPS guidance excludes the items set forth in the supplemental non-GAAP reconciliation tables and accompanying footnotes that are included following the "Notes to Investors" at the end of this earnings release. NCR expects approximately $100 million of Other Expense, net including interest expense in 2013 and its full-year 2013 effective income tax rate to be approximately 26%.

The Company expects first quarter 2013 NPOI(2) to be in the range of $110 million to $115 million, compared to $101 million in the first quarter of 2012, and first quarter 2013 income from operations to be in the range of $76 million to $81 million, compared to $49 million in the first quarter of 2012. We expect the first quarter of 2013 tax rate to be approximately 20% and Other Expense, net including interest expense to be approximately $25 million.

	2013 Guidance	2012 Actual
Year-over-year revenue (constant currency)(4)	9% - 11%	11%
Income from Operations (GAAP)	$548 - $563 million	$232 million
Non-pension operating income(2)	$695 - $710 million	$589 million
Diluted earnings per share (GAAP)	$2.06 - $2.16	$0.85
Diluted earnings per share excluding pension expense and special items (non-GAAP)(1)	$2.65 - $2.75	$2.49

Update regarding OFAC and FCPA Investigations

The Company and the Special Committee of the Company's Board of Directors have each completed their respective internal investigations regarding the anonymous allegations received from a purported whistleblower regarding certain aspects of the Company's business practices in China, the Middle East and Africa. The principal allegations relate to the Company's compliance with the Foreign Corrupt Practices Act (“FCPA”) and federal regulations that prohibit U.S. persons from engaging in certain activities in Syria.

With respect to Syria, last year NCR voluntarily notified the U.S. Treasury Department, Office of Foreign Assets Control (“OFAC”) of potential violations and ceased operations in Syria, which were commercially insignificant. The notification related to confusion stemming from the Company's failure to register in Syria the transfer of the Company's Syrian branch to a foreign subsidiary and to deregister the Company's legacy Syrian branch, which was a branch of NCR Corporation. Earlier this year, the Company received a wind down license from OFAC that permits the Company to take measures required to wind down its past operations in Syria.  The Company has submitted a detailed report to OFAC regarding this matter, including a description of the Company's comprehensive export control program and related remedial measures.

The Company has made a presentation to the staff of the Securities and Exchange Commission ("SEC") and the U.S. Department of Justice ("DOJ") providing the facts known to the Company related to the whistleblower's FCPA allegations, and advising the government that many of these allegations were unsubstantiated.  The Company's investigations of the whistleblower's FCPA allegations identified a few opportunities to strengthen the Company's comprehensive FCPA compliance program, and remediation measures were proposed and are being implemented.  As previously disclosed, the Company is responding to a subpoena of the SEC and requests of the DOJ for documents and information related to the FCPA, including matters related to the whistleblower's FCPA allegations.

In addition, on January 23, 2013, upon the recommendation of the Special Committee following its review, the Board of Directors adopted a resolution rejecting the shareholder demand that the Company received by letter on August 31, 2012 related to the whistleblower's OFAC and FCPA allegations.  As part of its resolution, the Board determined, among other things, that the officers and directors named in the demand had not breached their fiduciary duties and that the Company will not commence litigation against the named officers and directors.  The Board further resolved to review measures proposed and implemented by management to strengthen the Company's compliance with trade embargos, export control laws and anti-bribery laws.

The Company is fully cooperating with the authorities with respect to all of these matters.

2012 Fourth Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company's 2012 fourth quarter results and guidance for full-year 2013. Access to the conference call, as well as a replay of the call, is available on NCR's web site at http://investor.ncr.com/. NCR's web site (www.ncr.com) contains a significant amount of information about NCR, including financial and other information for investors (http://investor.ncr.com.). NCR encourages investors to visit its web site from time to time, as information is updated and new information is posted.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR's assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, hospitality, gaming and public sector, telecom carrier and equipment organizations in more than 100 countries.  NCR (www.ncr.com) is headquartered in Duluth, Georgia.

# # #

NCR is a trademark of NCR Corporation in the U. S. and other countries.

News Media Contact
Lou Casale
NCR Corporation
212.589.8415
lou.casale@ncr.com

Investor Contact
Tracy Krumme
NCR Corporation
212.589.8569
tracy.krumme@ncr.com

Note to Investors - This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “seek,” "potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” “anticipate,” “outlook,” “intend,” “plan,” “target” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could”. They include statements as to NCR's anticipated or expected results and financial performance, including its outlook for the first quarter of 2013 and the 2013 fiscal year (including in the section entitled "2013 Outlook") its expectations for revenue growth across its core verticals; projections of revenue, profit growth and other financial items; discussion of strategic initiatives and related actions; comments about future market or industry performance or behaviors, including how NCR's products and services may be used and the benefits they might create or provide; expected benefits related to the acquisition of Retalix Ltd., including its effect on the strength of our solutions portfolio; and beliefs, expectations, intentions, and strategies, among other things. Forward-looking statements are based on management's current beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control.

Forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. In addition to the factors discussed in this release, these other factors, risks and uncertainties include those relating to: domestic and global economic and credit conditions, including the ongoing sovereign debt conditions in Europe, which could impact the ability of our customers to make capital expenditures, purchase our products and pay accounts receivable, drive further consolidation in the financial services sector and reduce our customer base; other business and legal risks associated with multinational operations; the financial covenants in our secured credit facility and our indenture and their impact on our financial and business operations; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the adequacy of our future cash flows to service our indebtedness; the variable interest rates borne by our indebtedness and the effects of changes in those rates; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; manufacturing disruptions affecting product quality or delivery times; the effect of currency translation; our ability to achieve targeted cost reductions; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; our ability to sell higher-margin software and services in addition to our hardware; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company's accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; market volatility and the funded status of our pension plans; the success of our pension strategy; compliance with requirements relating to data privacy and protection; expected benefits related to acquisitions and alliances, including the acquisition of Retalix, Ltd., not materializing as expected; uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions; and other factors detailed from time to time in the company's U.S. Securities and Exchange Commission reports and the Company's annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q4 2012 Actual	Q4 2011 Actual	2013 Guidance	2012 Actual
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP)	$(0.14)	$0.37	$2.06 - $2.16	$0.85
Pension expense	0.77	0.23	0.07	1.33
Impairment charge and related valuation allowance	—	—	—	0.05
Acquisition related costs	0.04	0.02	0.14	0.10
Acquisition related amortization of intangibles	0.04	0.04	0.32	0.15
Acquisition related purchase price adjustment	—	—	0.06	—
OFAC and FCPA investigations	0.01	—	—	0.01
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$0.72	$0.66	$2.65 - $2.75	$2.49

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q4 2012 Actual	Q4 2011 Actual	2013 Guidance	2012 Actual	Q1 2013 Guidance	Q1 2012 Actual
Income from Operations (GAAP)	$(7)	$102	$548 - $563	$232	$76 - $81	$49
Pension expense *	164	56	20	292	5	39
Acquisition related costs	11	6	35	23	10	4
Acquisition related amortization of intangibles	9	9	77	38	16	9
Acquisition related purchase price adjustments	—	—	15	—	3	—
OFAC and FCPA investigations	4	—	—	4	—	—
Non-pension Operating Income (non-GAAP) (2)	$181	$173	$695 - $710	$589	$110 - $115	$101

* Given the Company is on track to change to mark-to-market accounting, the 2013 Guidance for pension expense is based on mark-to-market methodology compared to our current methodology in 2012.

Free Cash Flow

	For the Periods Ended December 31
	Three Months		Twelve Months
	2012	2011	2012	2011
Net cash provided by (used in) operating activities (GAAP)	$100	$274	$(180)	$388
Less capital expenditures for:
Property, plant and equipment	(27)	(18)	(80)	(61)
Capitalized software	(22)	(17)	(80)	(62)
Total capital expenditures, net	(49)	(35)	(160)	(123)
Net cash used in discontinued operations *	(29)	(10)	(114)	(77)
Free cash flow (used) (non-GAAP)(3)	22	229	(454)	188
Add discretionary pension contributions	100	—	600	—
Adjusted free cash flow (non-GAAP)(3)	$122	$229	$146	$188

* For the three and twelve months ended December 31, 2012, net cash used in discontinued operations excludes cash provided by investing activities from discontinued operations of $1 million and $99 million, respectively.

Constant Currency

2012 Actual
Revenue growth % (GAAP)	8%
Unfavorable foreign currency fluctuation impact	3%
Constant currency revenue growth % (non-GAAP) (4)	11%

(1) While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR's financial results. NCR's management evaluates the company's results excluding certain items, such as pension expense and the effect of foreign currency translation, to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. NCR management's calculation of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(2) The segment results included in this release and Schedule B hereto and the non-GAAP income from operations (i.e. non-pension operating income) and non-GAAP earnings per share discussed in this earnings release, exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR's management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(3) Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software. In this earnings release, NCR also uses the measure 'adjusted free cash flow," which NCR defines as its free cash flow net of discretionary pension contributions. NCR's management uses measures of free cash flow to assess the financial performance of the company and believes they are useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, and, in the case of adjusted free cash flow, after discretionary pension contributions, which can be used for, among other things, investment in the company's existing businesses, strategic acquisitions, strengthening the company's balance sheet, repurchase of company stock and repayment of the company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. These non-GAAP measures should not be considered as substitutes for or superior to cash flows from operating activities determined in accordance with GAAP.

(4) NCR’s results with respect to year-over-year revenue growth on a constant currency basis exclude the effects of foreign currency translation. Due to the variability of foreign exchange rates from year to year, NCR’s management uses revenue on a constant currency basis to evaluate year-over-year operating performance. Revenue growth on a constant currency basis is calculated by translating prior year revenue at current year monthly average exchange rates. Similarly, NCR's guidance with respect to year-over-year revenue growth on a constant currency basis excludes the potential effects of foreign currency translation due to the variability and unpredictability of future exchange rates.

Schedule A
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share amounts)

		For the Periods Ended December 31
		Three Months		Twelve Months
		2012	2011	2012	2011
Revenue
Products		$866	$845	$2,854	$2,592
Services		776	756	2,876	2,699
Total Revenue		1,642	1,601	5,730	5,291
Cost of products		662	640	2,177	2,011
Cost of services		648	576	2,208	2,098
Total gross margin		332	385	1,345	1,182
% of Revenue		20.2%	24.0%	23.5%	22.3%
Selling, general and administrative expenses		275	232	894	794
Research and development expenses		64	51	219	176
(Loss) income from operations		(7)	102	232	212
% of Revenue		(0.4)%	6.4%	4.0%	4.0%
Interest expense		(18)	(9)	(42)	(13)
Other (expense) income, net		(1)	(7)	(8)	(3)
Total other (expense) income, net		(19)	(16)	(50)	(16)
(Loss) income before income taxes and discontinued operations		(26)	86	182	196
% of Revenue		(1.6)%	5.4%	3.2%	3.7%
Income tax (benefit) expense		(1)	30	42	51
(Loss) income from continuing operations		(25)	56	140	145
Income (loss) from discontinued operations, net of tax		3	(68)	6	(93)
Net (loss) income		(22)	(12)	146	52
Net (loss) income attributable to non-controlling interests		(2)	(3)	—	(1)
Net (loss) income attributable to NCR		$(20)	$(9)	$146	$53
Amounts attributable to NCR common stockholders:
(Loss) income from continuing operations		$(23)	$59	$140	$146
Income (loss) from discontinued operations, net of tax		3	(68)	6	(93)
Net (loss) income		$(20)	$(9)	$146	$53
Net (loss) income per share attributable to NCR common stockholders:
Net (loss) income per common share from continuing operations
Basic		$(0.14)	$0.37	$0.88	$0.92
Diluted		$(0.14)	$0.37	$0.85	$0.91
Net (loss) income per common share
Basic		$(0.12)	$(0.06)	$0.92	$0.34
Diluted		$(0.12)	$(0.06)	$0.89	$0.33
Weighted average common shares outstanding
Basic		160.4	157.5	159.3	158.0
Diluted	*	160.4	161.4	163.8	161.0

* Due to the net loss from continuing operations, potential common shares that would cause dilution, such as stock options and restricted stock, have been excluded from the diluted share count because their effect would have been anti-dilutive. For the three months ended December 31, 2012, fully diluted shares would have been 164.4 million.

Schedule B
NCR CORPORATION
CONSOLIDATED REVENUE AND OPERATING INCOME SUMMARY
(Unaudited)
(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2012	2011	% Change	2012	2011	% Change
Revenue by segment
Financial Services	$912	$908	—%	$3,180	$2,999	6%
Retail Solutions	490	481	2%	1,667	1,778	(6)%
Hospitality	150	105	43%	522	141	270%
Emerging Industries	90	107	(16)%	361	373	(3)%
Total Revenue	$1,642	$1,601	3%	$5,730	$5,291	8%
Operating income by segment
Financial Services	$98	$108		$319	$313
% of Revenue	10.7%	11.9%		10.0%	10.4%
Retail Solutions	44	25		102	71
% of Revenue	9.0%	5.2%		6.1%	4.0%
Hospitality	22	17		85	22
% of Revenue	14.7%	16.2%		16.3%	15.6%
Emerging Industries	17	23		83	77
% of Revenue	18.9%	21.5%		23.0%	20.6%
Subtotal-segment operating income	$181	$173		$589	$483
% of Revenue	11.0%	10.8%		10.3%	9.1%
Pension Expense	164	56		292	222
Other adjustments (1)	24	15		65	49
Total income from operations	$(7)	$102		$232	$212

(1)
Other adjustments for the three months ended December 31, 2012 include $11 million of acquisition related costs, $9 million of acquisition related amortization of intangible assets and $4 million of legal costs incurred related to the OFAC and FCPA investigations and for the three months ended December 31, 2011 include $6 million of acquisition related costs and $9 million of acquisition related amortization of intangible assets. Other adjustments for the twelve months ended December 30, 2012 include $23 million of acquisition related costs, $38 million of acquisition related amortization of intangible assets and $4 million of legal costs incurred related to the OFAC and FCPA investigations and for the twelve months ended December 31, 2011 include $37 million of acquisition related costs and $12 million of acquisition related amortization of intangible assets.

Schedule C
NCR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions, except per share amounts)

	December 31, 2012	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$1,069	$581	$398
Accounts receivable, net	1,086	1,124	1,032
Inventories, net	797	826	774
Other current assets	386	425	311
Total current assets	3,338	2,956	2,515
Property, plant and equipment, net	308	303	365
Goodwill	1,003	966	913
Intangibles	304	299	312
Prepaid pension cost	368	355	339
Deferred income taxes	602	717	714
Other assets	448	438	433
Total assets	$6,371	$6,034	$5,591
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$72	$54	$1
Accounts payable	611	612	525
Payroll and benefits liabilities	197	193	221
Deferred service revenue and customer deposits	455	477	418
Other current liabilities	407	394	400
Total current liabilities	1,742	1,730	1,565
Long-term debt	1,891	1,408	852
Pension and indemnity plan liabilities	812	1,194	1,662
Postretirement and postemployment benefits liabilities	246	255	256
Income tax accruals	138	161	148
Environmental liabilities	171	188	220
Other liabilities	79	62	53
Total liabilities	5,079	4,998	4,756
Redeemable non-controlling interests	15	14	15
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at December 31, 2012, September 30, 2012 and December 31, 2011, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 162.8, 159.8, and 157.6 shares issued and outstanding at December, 31, 2012, September 30, 2012 and December 31, 2011 respectively	2	2	2
Paid-in capital	358	337	287
Retained earnings	2,134	2,154	1,988
Accumulated other comprehensive loss	(1,247)	(1,507)	(1,492)
Total NCR stockholders' equity	1,247	986	785
Non-controlling interests in subsidiaries	30	36	35
Total stockholders' equity	1,277	1,022	820
Total liabilities and stockholders' equity	$6,371	$6,034	$5,591

Schedule D
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2012	2011	2012	2011
Operating activities
Net (loss) income	$(22)	$(12)	$146	$52
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	(3)	68	(6)	93
Depreciation and amortization	43	40	166	128
Stock-based compensation expense	13	9	49	33
Excess tax benefit from stock-based compensation	—	—	—	(1)
Deferred income taxes	(39)	4	(37)	(13)
Gain on sale of property, plant and equipment	(2)	(2)	(10)	(5)
Impairment of long-lived and other assets	—	—	7	—
Changes in assets and liabilities:
Receivables	41	88	(53)	(57)
Inventories	32	71	(42)	4
Current payables and accrued expenses	33	(22)	97	50
Deferred service revenue and customer deposits	(25)	—	31	34
Pension and indemnity plans	11	(8)	(478)	92
Other assets and liabilities	18	38	(50)	(22)
Net cash provided by (used in) operating activities	100	274	(180)	388
Investing activities
Expenditures for property, plant and equipment	(27)	(18)	(80)	(61)
Proceeds from sales of property, plant and equipment	—	—	8	2
Additions to capitalized software	(22)	(17)	(80)	(62)
Business acquisition, net	(50)	2	(108)	(1,085)
Other investing activities, net	—	—	4	—
Net cash used in investing activities	(99)	(33)	(256)	(1,206)
Financing activities
Purchase of Company common stock	—	—	—	(70)
Tax withholding payments on behalf of employees	—	—	(12)	—
Excess tax benefit from stock-based compensation	—	—	—	1
Short term borrowings, net	—	—	—	—
Borrowings on term credit facility	—	—	150	700
Payments on revolving credit facility	—	(210)	(860)	(260)
Borrowings on revolving credit facility	—	—	720	400
Proceeds from bond offering	500	—	1,100	—
Debt issuance costs	(8)	(1)	(19)	(29)
Proceeds from employee stock plans	30	3	53	18
Dividend distribution to minority shareholder	—	(1)	(1)	(1)
Proceeds from sale of non-controlling interest	—	43	—	43
Net cash provided by (used in) financing activities	522	(166)	1,131	802
Cash flows from discontinued operations
Net cash used in operating activities	(29)	(10)	(114)	(37)
Net cash provided by (used in) investing activities	1	—	99	(40)
Net cash (used in) provided by discontinued operations	(28)	(10)	(15)	(77)
Effect of exchange rate changes on cash and cash equivalents	(7)	(8)	(9)	(5)
Increase (decrease) in cash and cash equivalents	488	57	671	(98)
Cash and cash equivalents at beginning of period	581	341	398	496
Cash and cash equivalents at end of period	$1,069	$398	$1,069	$398